Exhibit 4.1
STOCKHOLDERS AGREEMENT
by and among
ALLIED SYSTEMS HOLDINGS, INC.
and
The Stockholders of Allied Systems Holdings, Inc.
Dated as of ________, 2007

TABLE OF CONTENTS

1. Board of Directors	1

2. Subscription Right	3

3. Legends	4

4. Certain Required Approvals	5

5. Representations and Warranties of Stockholders	6

6. Restrictions on Transfer; Transfers in Violation of Certificate	6

7. Definitions	6

8. Miscellaneous	11
Exhibit A — Joinder

i

STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of ___, 2007, by and among Allied Systems Holdings, Inc., a Delaware corporation (the “Company”), Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel” and, together with YAAF, the “Yucaipa Stockholders”), each of the Stockholders (as defined in Section 7) named on the signature pages hereto and each other Person who otherwise hereafter becomes a party to this Agreement by executing the Joinder attached as Exhibit A. Otherwise undefined capitalized terms used herein are defined in Section 7 hereof.
     WHEREAS, Allied Holdings, Inc., a Georgia corporation (“Allied Georgia”), filed a plan of reorganization (the “Plan”) under Chapter 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) to effect a final restructuring of Allied Georgia;
     WHEREAS, on ___, 2007 (the “Effective Date”) the Plan became effective;
     WHEREAS, on the Effective Date, Allied Georgia merged with and into the Company, with the Company surviving the merger, and shares of Common Stock were issued to the Stockholders pursuant to the Plan; and
     WHEREAS, pursuant to the Plan, the Stockholders have named on the signature pages hereto have executed this Agreement to govern certain rights of the Stockholders and to provide certain other rights and obligations among them;
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
     1. Board of Directors.
     (a) From and after the date hereof and until the provisions of this Section 1 cease to be effective in accordance with their terms, each Stockholder shall vote all of his, her or its Shares entitled to vote thereon, and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:
     (i) the authorized number of directors on the Company’s board of directors (the “Board”) shall be established at such number (but not less than five during the two-year period ending on the second anniversary of the Effective Date) as the Board shall determine from time to time;
     (ii) such representatives constituting not less than a majority of the directors on the Board as are designated by the Yucaipa Stockholders from time to time shall be elected to the Board (the “Yucaipa Directors”);

     (iii) during the two-year period ending on the second anniversary of the Effective Date, one representative designated by the Creditors Committee and reasonably satisfactory to the Yucaipa Stockholders from time to time shall be elected to the Board (the “Creditors Committee Director”);
     (iv) the individual serving as the chief executive officer of the Company from time to time shall be elected to the Board (the “Executive Director”);
     (v) the composition of the board of directors of each of the Company’s subsidiaries shall be as determined by the Board;
     (vi) the removal from the Board without cause of any Yucaipa Directors shall be only upon the written request of the Yucaipa Stockholders;
     (vii) if the Executive Director ceases to be the chief executive officer of the Company for any reason, such individual shall be removed as a director promptly after such cessation;
     (viii) during the two-year period ending on the second anniversary of the Effective Date, (A) the removal from the Board of the Creditors Committee Director without cause shall be only upon the written request of the Creditors Committee and (B) in the event that any Creditors Committee Director for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Creditors Committee that is reasonably satisfactory to the Yucaipa Stockholders;
     (ix) during the two-year period ending on the second anniversary of the Effective Date, the Board shall not designate any of its authority to an executive committee (or to any committee performing a similar function however designated) unless the membership of such committee includes the Creditors Committee Director; and
     (x) in the event that any representative designated by the Yucaipa Stockholders hereunder for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Yucaipa Stockholders.
The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof. The Company and the Board may grant board observation rights to the Teamsters National Automobile Transportation Industry Negotiating Committee and other Persons.
     (b) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, the election of a person to such directorship shall be accomplished in accordance with the Company’s bylaws and applicable law.

     (c) The provisions of and all rights under this Section 1 will terminate on the first to occur of (i) the consummation of a Qualified Public Offering, (ii) the consummation of a Sale of the Company or (iii) with respect to Section 1(a)(iii), Section 1(a)(viii) and Section 1(a)(ix) only, the second anniversary of the Effective Date.
     2. Subscription Right.
     (a) If the Company authorizes the issuance or sale of any New Securities to any Person (including a Yucaipa Stockholder) solely for cash consideration (or for consideration that includes the extension of credit to the Company or any of its subsidiaries if such issuance relates to a debt financing provided by a Yucaipa Stockholder or Yucaipa Affiliated Company), then the Company shall offer to sell to the Yucaipa Stockholders and each Stockholder that qualifies as a Subscribing Other Stockholder at the time of the particular issuance or sale (each, a “Subscription Holder”) a portion of such New Securities up to an amount of such New Securities equal to the quotient determined by dividing (1) the number of shares of Common Stock held by such Subscription Holder at such time by (2) the total number of shares of Common Stock held by all Subscription Holders at such time. Each Subscription Holder shall be entitled to purchase such New Securities on at least as favorable terms to the Subscription Holders as the terms under which such New Securities are to be offered to such Person (including a Yucaipa Stockholder); provided that if such third parties are required to also purchase other securities of the Company, Subscription Holders exercising their rights pursuant to this Section 2 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such third parties are required to purchase. The purchase price payable for the New Securities offered to the Subscription Holders hereunder shall be payable in cash if the New Securities are offered solely for cash consideration. If the New Securities are offered in connection with a debt financing provided by a Yucaipa Stockholder or a Yucaipa Affiliated Company, then each Subscribing Other Stockholder will be offered the opportunity to participate in such debt financing on terms at least as favorable in the aggregate as those given to such Yucaipa Stockholder or Yucaipa Affiliated Company, including the purchase price for the New Securities.
     (b) In order to exercise its purchase rights hereunder, each Subscription Holder must, within 20 days after receipt of written notice from the Company describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment, deliver a written notice to the Company describing its election hereunder. If any Subscription Holder having subscription rights under this Section 2 fails to exercise his, her or its subscription rights in full within such 20-day period, the Company shall offer the New Securities that were the were not so subscribed to all Subscription Holders who exercised their subscription rights in full with respect to such New Securities by delivery of written notice thereto. Each such Subscription Holder will thereafter have an additional 10 days after receipt of such written notice from the Company to accept such offer of New Securities, in whole or in part, by written notice to the Company specifying the maximum number of New Securities which such Subscription Holder has elected to purchase; provided, that, in the event that the aggregate number of New Securities that the Subscription Holders have elected to purchase exceeds that aggregate number of remaining New Securities, such New Securities will be allocated upon the electing Subscription Holders pro rata based on the total number of shares of Common Stock held by such electing Subscription Holders at such time.

     (c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such New Securities which Subscription Holders have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any New Securities offered or sold by the Company after such 90-day period must be reoffered to the Subscription Holders pursuant to the terms of this Section 2.
     (d) Notwithstanding the foregoing, if the Board determines that it should, in the best interests of the Company, issue New Securities which would otherwise be required to be offered to the Subscription Holders pursuant to this Section 2 prior to their issuance, the Company may issue such New Securities without first complying with the provisions of this Section 2; provided, however, that within 45 days after such issuance the Company shall offer to each Subscription Holder the opportunity to purchase the number of New Securities that such Subscription Holder would have otherwise been entitled to purchase pursuant to the terms of this Section 2.
     (e) The provisions of and all rights in Section 2 above shall terminate upon the first to occur of (i) the listing of the Common Stock on a Nationally Recognized Exchange, (ii) the consummation of a Qualified Public Offering or (iii) the consummation of a Sale of the Company.
     3. Legends. Each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF ___, 2007, AMONG THE ISSUER AND CERTAIN OF THE ISSUER’S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT (AS AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF) IS AVAILABLE AT THE ISSUER’S PRINCIPAL EXECUTIVE OFFICES AND WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE ISSUER’S AMENDED CERTIFICATE OF INCORPORATION, WHICH PROVIDES FOR, AMONG OTHER THINGS, CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH SECURITIES AND THE ISSUER’S OPTION TO REDEEM SUCH SECURITIES IN CONNECTION WITH A TRANSFER IN VIOLATION OF SUCH RESTRICTIONS. NO REGISTRATION OR TRANSFER OF THESE SECURITIES

WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS HAVE BEEN COMPLIED WITH. A COPY OF SUCH AMENDED CERTIFICATE OF INCORPORATION (AS AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME) IS AVAILABLE AT THE ISSUER’S PRINCIPAL EXECUTIVE OFFICES AND WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
     4. Certain Required Approvals.
     (a) Until the second anniversary of the Effective Date, the Company shall not, and shall not cause or permit any subsidiary of the Company to, sell or transfer any of its or their properties or assets to, or purchase any property or assets from, or enter into any contract or agreement with, any Yucaipa Stockholder or Yucaipa Affiliated Company (an “Affiliate Transaction”), unless:
     (i) such Affiliate Transaction has been approved by either (1) a majority of the disinterested directors on the Board or (2) all of the directors (including the Creditors Committee Director) then serving on the Board; or
     (ii) such Affiliate Transaction is approved by the vote or consent of holders of either a Supermajority of the Common Stock or a Supermajority of the capital stock of the Company; or
     (iii) the Company has received an opinion as to the fairness to the Company and/or its subsidiary(ies) of such Affiliate Transaction, from a financial point of view, issued by any of FTI Consulting, Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. or Valuation Research Corporation (or any of their respective Affiliates) or any other accounting, appraisal or investment banking firm of national standing reasonably acceptable to the Creditors Committee Director; or
     (iv) the Affiliate Transaction involves an issuance of debt or equity securities by the Company or any of its subsidiaries, and each Subscribing Other Stockholder is offered the opportunity to purchase such debt or equity securities on terms no less favorable, in the aggregate, than those offered to the Yucaipa Stockholders and the Yucaipa Affiliated Companies participating in such Affiliate Transaction and in accordance with the pro rata interest of each Subscribing Other Stockholder in the total number of shares of Common Stock then issued and outstanding; or
     (v) such Affiliate Transaction constitutes a Permitted Transaction.
     (b) The provisions of and all restrictions set forth in Section 4 above shall terminate upon the first to occur of (i) the second anniversary of the Effective Date, (ii) the listing of the Common Stock or other equity securities of the Company on a Nationally Recognized Exchange, (iii) the consummation of a Qualified Public Offering, (iv) the consummation of a Sale of the Company or (v) the Yucaipa Stockholders and the Yucaipa Affiliated Companies owning, holding or possessing in the aggregate either (A) seventy-five percent (75%) or more of the outstanding Common Stock or (B) if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned, held or possessed by the Yucaipa Stockholders and the Yucaipa Affiliated Companies are not materially disproportionate to the per share voting rights of the Common Stock, seventy-five percent (75%) or more of the voting power of the outstanding shares of capital stock of the Company.
     5. Representations and Warranties of Stockholders. Each Stockholder represents and warrants, individually and not jointly and severally, to the other parties hereto that (a) such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally; (c) such Stockholder is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof; and (d) such Stockholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
     6. Restrictions on Transfer; Transfers in Violation of Certificate. Each Stockholder hereby acknowledges and agrees that the Shares shall be subject to the restrictions on transfer set forth in the Certificate. Each Stockholder further acknowledges and agrees that (a) any Transfer or attempted Transfer of any Shares in violation of any provision of Certificate shall be null and void and of no force and effect; (b) the Company shall have no obligation to record such Transfer on its books or treat any purported Transferee of such Shares as the owner of such Shares for any purpose; and (c) the Company shall have the option to redeem, out of legally available funds, any Shares Transferred in violation of any provision of the Certificate, on such terms and subject to such conditions as determined by the Board.
     7. Definitions.
     “Affiliate” means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the Company and any Person that is controlled by the Company shall not be considered Affiliates of the Yucaipa Stockholders or any Yucaipa Affiliated Company.
     “Certificate” means the Company’s Amended Certificate of Incorporation, as the same may be amended from time to time.
     “Common Stock” means the Company’s common stock, par value $0.01 per share and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Company” means Allied Systems Holdings, Inc., a Delaware corporation and any successors thereto.
     “Creditors Committee” means (i) the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 case initiated by Allied Georgia’s filing on July 31, 2005 of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code pursuant to Section 1102 of the Bankruptcy Code as its composition may be changed from time to time by addition, resignation or removal of its members or (ii) in the event that such committee is dissolved, the majority of the members comprising such committee at the time of its dissolution.
     “Equipment Financing Facility” means that certain Loan and Security Agreement and Guaranty entered into among Allied Systems, Ltd. (L.P.), as borrower, Allied Georgia and certain of its subsidiaries, as guarantors, and Yucaipa Transportation, LLC, a Delaware limited liability company (“Yucaipa Transport”), as lender, to finance the purchase by Allied Systems of certain equipment from Yucaipa Transport, together with any instruments and agreements entered into in connection therewith.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Nationally Recognized Exchange” means any of the following nationally recognized stock exchanges: the New York Stock Exchange, NASDAQ (any market thereof) or AMEX.

          “New Securities” shall mean equity securities of the Company or any of its subsidiaries, whether now authorized or not, and rights, options or warrants to purchase any such equity securities, and any securities of any type whatsoever which are, or may become, convertible into such equity securities; provided, however, that the term “New Securities” does not include: (i) securities offered to the public pursuant to a registration statement filed by the Company or any Qualified Public Offering (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon conversion of such securities); (ii) securities issued for the acquisition of another business by the Company by merger, purchase of substantially all the assets of such business or another reorganization resulting in the ownership by the Company of not less than a majority of the voting power of such business (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon the conversion of such securities); (iii) securities issued to directors or employees of or consultants to the Company pursuant to an equity incentive plan, stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or agreement or otherwise, in all cases approved by the Board (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon the conversion of such securities); (iv) securities issued to a Person other than a Yucaipa Stockholder or a Yucaipa Affiliated Company in connection with an equipment lease, commercial loan, or research, development or licensing agreement or other similar business transaction, in all cases approved by the Board (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon the conversion of such securities); (v) securities issued as a result of any stock split, stock dividend, reverse stock split, capital reorganization, recapitalization, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (vi) Common Stock issued to any Yucaipa Stockholder or any other Person pursuant to the Plan; or (vii) securities issued upon the conversion of any outstanding indebtedness under the Equipment Financing Facility.
          “Other Stockholder” means any Stockholder other than a Yucaipa Stockholder or a Stockholder that is a Yucaipa Affiliated Company.
          “Permitted Transaction” means (i) any Affiliate Transaction (including, without limitation, the entrance into, performance under, or any amendment in accordance with the terms of any contract or agreement) specifically disclosed in the Plan or in the related Disclosure Statement or in any supplements to either document and approved by the Creditors Committee (other than the potential sale of Allied Systems (Canada) Company); (ii) the acquisition by the Yucaipa Stockholders or any Yucaipa Affiliated Companies of New Securities pursuant to the exercise of their subscription rights pursuant to Section 2 hereof; (iii) the acquisition of any securities issued as a result of any stock split, stock dividend, reverse stock split, capital reorganization, recapitalization, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (iv) any payments, benefit or awards of securities made or provided pursuant to the terms of any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into between the Company or any of its subsidiaries and any director, officer, employee, consultant or Board nominee of any Yucaipa Stockholder or Yucaipa Affiliated Company; (v) any Affiliate Transaction to the extent done in the ordinary course of business consistent with the past practices of Allied Georgia or its subsidiaries; provided that the terms of such transaction are no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; (vi) any payments made, actions taken or other Affiliate Transaction in accordance with the terms or contemplated by that certain Monitoring and Management Services Agreement, dated as of the Effective Date, between the Company and Yucaipa American Funds, LLC; (vii) any Affiliate Transaction involving any sharing or common use of real property or facilities with any Yucaipa Affiliated Companies done in the ordinary course of business consistent with the past practices of Allied Georgia or its subsidiaries; provided that the terms of such transaction are no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; (viii) any Affiliate Transaction involving the subleasing, assignment or other arrangement with respect to hauling or transporting vehicles or fulfilling other customer requirements with any Yucaipa Affiliated Companies done in the ordinary course of business consistent with the past practices of Allied Georgia or its subsidiaries; provided that the terms of such transaction are no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; (ix) any Affiliate Transaction with any Yucaipa Affiliated Company that (1) does not involve a merger, consolidation, sale, lease, license or other transfer of substantially all the properties of, or sale by the Company or any subsidiary of the Company, the sale of issuance of any debt or equity securities of the Company or such subsidiary or any form of debt or equity financing in favor of the Company or such subsidiary and (2) is on terms no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; and (x) any Affiliate Transaction with any Yucaipa Stockholder or Yucaipa Affiliated Company that involves consideration to or from the Yucaipa Stockholders or Yucaipa Affiliated Company of less than $10,000,000 and, when taken with all other Affiliate Transactions permitted solely by this clause (x) involves aggregate consideration to or from the Yucaipa Stockholders or Yucaipa Affiliated Companies of less than $25,000,000 in any fiscal year (it being understood that consideration pursuant to any Affiliate Transactions permitted pursuant to any other clause of this definition or approved pursuant to the Certificate or Incorporation or any other provisions of this Agreement, will not be included when calculating the foregoing thresholds in this clause).
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
          “Preferred Stock” means the Company’s preferred stock, par value $0.01 per share, including any series thereof as may be designated by the Board from time to time.
          “Qualified Public Offering” means a sale of equity securities of the Company in an underwritten public offering registered under the Securities Act, with gross proceeds of not less than $40,000,000, and resulting in the listing of such of the Company’s equity securities on a Nationally Recognized Exchange.

          “Sale of the Company” means (i) any sale, transfer or issuance or series of sales, transfers or issuances of capital stock of the Company by the Company, the Yucaipa Stockholders or any other Stockholders (including, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Exchange Act), other than the Yucaipa Stockholders or any of their Affiliates, owning capital stock of the Company possessing in the aggregate a majority of the total voting power of the outstanding shares of capital stock of the Company and (ii) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons (as the term “group” is used under the Exchange Act).
          “Securities Act” means the Securities Act of 1933, as amended from time to time.
          “Shares” means, at any time, any shares of Common Stock, any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
          “Stockholders” means the Persons named on the signature pages to this Agreement and any other Person who is a Transferee of Shares, whether from another Stockholder or from the Company, that agrees to be bound by the terms of this Agreement. The term “Stockholder” means any one of the Stockholders and, in the case of a Stockholder who is a natural person, the term “Stockholder” also includes such Stockholder’s legal representatives, executors or administrators when the context so requires.
          “Subscribing Other Stockholder” means any Person that (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act, (ii) either (A) is a Stockholder that, on or after the Effective Date, was, pursuant to the Plan, issued shares of Common Stock representing five percent (5%) or more of the shares of Common Stock issued on the Effective Date or (B) is a Person that was assigned the subscription rights of an Other Stockholder pursuant to Section 8(c) hereof and (iii) as of the date immediately prior to the date of issue or sale of New Securities owns shares of Common Stock representing five percent (5%) or more of the issued and outstanding shares of Common Stock; provided, that any Other Stockholder shall immediately cease to be a “Subscribing Other Stockholder” upon any assignment pursuant to Section 8(c) to the extent that such assignment results in the assigning Other Stockholder beneficially owning shares of Common Stock representing less than five percent (5%) of the issued and outstanding shares of Common Stock.
          “Supermajority” of the Common Stock shall mean a percentage equal to the percentage (as of the record date or other applicable date for any vote, consent or approval) of the outstanding Common Stock of the Company that is held or owned by the Yucaipa Stockholders and any Yucaipa Affiliated Company plus seven percent (7%). “Supermajority” of the capital stock shall mean, if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned or held by the Yucaipa Entities and their Affiliated Companies are not materially disproportionate to the voting rights of the Common Stock, a percentage equal to the percentage (as of the record date or other applicable date for any vote, consent or approval) of the voting power of the outstanding capital stock of the Company (voting together as a single class) that is held or owned by the Yucaipa Stockholders and any Yucaipa Affiliated Company plus seven percent (7%).
          “Transfer” means any transfer, donation, bequest, sale, assignment, or other disposal or attempted disposal (including by way of merger, operation of law, pursuant to any domestic relations or other court order, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.
          “Yucaipa Affiliated Company” means any entity which is controlled by the Yucaipa Stockholders, controls the Yucaipa Stockholders or is under common control with the Yucaipa Stockholders (other than the Company and any Person that is controlled by the Company). For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for so long as the Yucaipa Stockholders own, directly or indirectly, more than fifty percent (50%) of the capital stock of Performance Logistics Group, Inc., a Delaware corporation, such corporation shall be considered a “Yucaipa Affiliated Company.”
          8. Miscellaneous.
          (a) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the holders of Shares unless such modification, amendment or waiver is agreed to, consented to or approved by (i) the Company, (ii) the Yucaipa Stockholders and (iii) the holders of either a Supermajority of the Common Stock or a Supermajority of the capital stock of the Company; provided, however, that no modification, amendment or waiver of the terms of Section 2 of this Agreement will be effective against any Other Stockholder unless such amendment, modification or waiver is approved in writing by such Other Stockholder. Notwithstanding the foregoing, if an amendment or modification of this Agreement is not adverse to the material rights of Other Stockholders under this Agreement, then such amendment or modification will be effective against the Company and the holders of Shares if such amendment or modification is approved in writing by the Company and the Yucaipa Stockholders. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c) Successors and Assigns. This Agreement and all rights and obligations of the Yucaipa Stockholders hereunder may be Transferred by any Yucaipa Stockholder without the consent of any party hereto upon written notice to the Company thereof. Neither this Agreement nor any of the rights or obligations under this Agreement may be Transferred by any Other Stockholder without the prior written consent of the Company and the Yucaipa Stockholders; provided, however, that in the event that (i) any Other Stockholder proposes to assign its subscription rights under Section 2 in connection with the Transfer of (A) all Shares held by such Other Stockholder or (B) a number of Shares equal to not less than five percent (5%) of the number of issued and outstanding shares of Common Stock at such time and (ii) the Transferee of such Shares will acquire beneficial ownership of Shares representing not less than five percent (5%) of the issued and outstanding shares of Common Stock at such time, then such Other Stockholder may assign his, her or its subscription rights under Section 2 (and not any other rights hereunder) with the prior written consent of only the Yucaipa Stockholders, which consent the Yucaipa Stockholders shall not unreasonably withhold, delay or condition (but which may be conditioned upon such Transferee executing a joinder to this Agreement (substantially similar the Joinder attached as Exhibit A but solely with respect to the provisions applicable to subscription rights under Section 2) or a separate subscription rights agreement (having substantially the same terms as those set forth in Section 2), in each case, satisfactory to the Yucaipa Stockholders). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and any Person that may become a party to this Agreement by executing the Joinder attached as Exhibit A.
          (d) Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.
          (e) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          (f) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) or by facsimile to the Company at the address set forth below and to the Stockholders at their respective addresses indicated in the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, and one day after deposit with a reputable overnight courier service. Notices given by facsimile will be deemed given when sent and confirmed electronically. The address of the Company is:
Allied Systems Holdings, Inc.
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
Fax: (404) 370-4206
Attn: General Counsel
          (g) Governing Law; Consent to Jurisdiction and Service of Process; Jury Waiver.
      (i) The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
      (ii) Each party hereby (1) irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (2) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (3) agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(f) hereof is reasonably calculated to give actual notice.
          (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.
     (h) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     (i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
     (j) Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Exhibit hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.
     (k) Entire Agreement. This Agreement, including the Exhibit hereto, constitutes the entire agreement and understanding among the parties with respect to the matters set forth herein and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any Affiliate or representative of any party hereto with respect to the matters set forth herein. There are no covenants, agreements, undertakings or obligations with respect to the matters set forth in this Agreement other than those expressly set forth or referred to herein.

          (l) No Agency Relationship. Nothing contained in this Agreement shall be construed as creating a partnership, agency or joint venture relationship between the Company and any Stockholder, and no party hereto shall become bound by any representation, act or omission by the other party.
* *  * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY

By:

Name:

Its:

Stockholders’ Agreement

THE YUCAIPA STOCKHOLDERS

Yucaipa American Alliance Fund I, LP, a Delaware limited partnership

By:

Name:

Its:

Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership

By:

Name:

Its:

Stockholders’ Agreement

OTHER STOCKHOLDERS:

By:

Name:

Its:

Stockholders’ Agreement

EXHIBIT A
STOCKHOLDERS AGREEMENT
Joinder
     The undersigned is executing and delivering this Joinder pursuant to the Stockholders Agreement dated                     , 2007 (as the same may hereafter be amended, the “Stockholders Agreement”), among Allied Systems Holdings, Inc., a Delaware corporation (the “Company”) and the other persons named as parties therein.
     By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders Agreement as a holder of Shares in the same manner as if the undersigned were an original signatory to the Stockholders Agreement, and the undersigned’s ___ shares of Common Stock shall be included as Shares under the Stockholders Agreement.
     Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of                     ,                     .

Signature of Stockholder

Print Name of Stockholder